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                     July 28, 2022

       Andrew Booth
       Chief Financial Officer
       AbCellera Biologics Inc.
       2215 Yukon Street
       Vancouver, British Columbia V5Y 0A1

                                                        Re: AbCellera Biologics
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-39781

       Dear Mr. Booth :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences